Exhibit 99.1

MEDIA INQUIRIES: Steven Thorpe—Vice President, Public Relations Office: (713) 435-5340 (temporary) E-mail: sthorpe@hibernia.com	INVESTOR INQUIRIES: Trisha Voltz Carlson—Senior Vice President and Manager, Investor Relations Office: (225) 376-7761 (temporary) E-mail:tvoltz@hibernia.com	FOR IMMEDIATE RELEASE Oct. 21, 2005

Hibernia Reports Third-Quarter Net Loss of 37 Cents Per Share,

Reflecting Provision Expense Related to Hurricanes

Company Is Well-Positioned to Serve as a Leader in the Rebuilding Efforts

NEW ORLEANS – Hibernia Corporation today reported a net loss for third-quarter 2005 of $58.1 million, compared with net income of $76.5 million a year earlier. The net loss per common share and net loss per common share assuming dilution for third-quarter 2005 were $0.37, compared to earnings per common share (EPS) and EPS assuming dilution of $0.50 and $0.49, respectively, a year earlier. Results reflect the impact of hurricanes Katrina and Rita on Hibernia and a significant portion of its footprint, including the New Orleans area, southwest Louisiana and southeast Texas.

For the first nine months of 2005, net income was $107.1 million, down from $215.8 million a year earlier. EPS and EPS assuming dilution for the first nine months of 2005 were $0.68 and $0.67, respectively, down from $1.40 and $1.37 a year earlier. Results for the first nine months of the year also reflect Hibernia’s merger with Coastal Bancorp, Inc., parent of a $2.7-billion-asset Texas savings bank, which became effective May 13, 2004.

Costs incurred in third-quarter 2005 relating to the hurricanes totaled approximately $197.7 million, including the following:

•	A charge of $175 million to provision expense directly related to the hurricanes. This expense was established based on management’s best estimate of the hurricanes’ impact on the loan portfolio using currently available information. Because it is too early to determine with certainty the full extent of the impact, the estimate is based on judgment and subject to change in either direction. Management will continue to carefully assess and review the exposure of the loan portfolio to hurricane-related factors.

•	Capitalized costs of $11.5 million necessitated by disruption caused by the hurricanes. These costs were for purchases of information-technology equipment and office furniture, as well as other facility enhancements to accommodate displaced employees. These costs are not included in third-quarter 2005 operating results.

•	Property damage of $34.3 million, of which approximately $25.1 million is expected to be covered by insurance proceeds.

•	Additional expenses – including employee assistance, marketing, data processing and others – of approximately $2.0 million that exceeded expected insurance coverage.

In addition, third-quarter 2005 results were impacted by a reduction in revenue resulting from the waiver of certain fees and service charges to businesses and consumers in hurricane-impacted areas, as well as economic disruption in those markets.

The third-quarter 2005 provision for loan losses was $197.0 million, compared to $12.3 million a year earlier. The reserve for loan losses was $402.2 million at Sept. 30, 2005, up 71% from $235.2 million a year earlier and up 77% from June 30, 2005. The reserve for loan losses at the end of the third quarter represents 2.45% of total loans, up from 1.52% a year earlier and 1.42% at the end of second-quarter 2005.

“Katrina, the country’s largest natural disaster, and Rita, a powerful Category 4 storm that caused extensive damage, combined to significantly impact the communities we serve and our business in the third quarter,” said President and CEO Herb Boydstun. “The world has witnessed the unprecedented one-two punch of these fierce hurricanes and the pain they have inflicted on the people of the Central Gulf Coast. Greater New Orleans and many other communities served by Hibernia have been severely impacted by the evacuation of large portions of the population, widespread property damage and the disruption caused by these factors on the operations and revenue-generating capacity of local businesses and government.

“Still, these hurricanes did not damage the spirit of our people or of the affected communities, where the determination to restore and rebuild is very strong,” Boydstun added. “For more than 135 years, our bank has been an important partner for consumers and businesses, providing products, services and expertise to help them achieve their financial goals and realize their dreams. We are well-capitalized, as reflected in our leverage ratio, and we are recognized as a leading corporate citizen throughout the region we serve. Now, in the aftermath of Katrina and Rita, our communities need us more than ever, and we are here for them.”

Boydstun pointed out that Hibernia has taken, and continues to take, decisive action on a number of fronts to help customers, employees and communities as a whole during this difficult time. “Our employees are putting forth a tremendous effort to meet the needs of clients and co-workers,” he said. “We are particularly proud of the teamwork displayed by our displaced employees and their colleagues in undamaged markets as they effectively handle an enormous increase in customer traffic at branches visited by thousands of people who have evacuated.”

Hibernia: A Leader in the Rebuilding Effort

Hibernia responded in several ways to meet the needs of individuals and businesses affected by Katrina and Rita, including:

•	Loan Payments. Automatic deferment of consumer and certain small-business loan payments until January 2006 for customers in impacted areas.

•	Mortgage Payments. Up to three months of suspended payments on first mortgages held by Hibernia for qualified customers in impacted areas. Up to 18 months of temporary forbearance on first mortgages held by Hibernia also may be available to repay suspended payments.

•	Fee Waivers. Waiver of certain fees and service charges for customers from hurricane-impacted markets. This included waiver of Hibernia’s ATM fees when customers used a non-Hibernia ATM and waiver of charges related to insufficient funds in checking accounts during periods following the hurricanes.

The regions impacted by Katrina and Rita are expected to see a significant increase in residential construction and renovations in the months and years to come. “Tens of thousands of homes will need to be repaired or rebuilt, and Hibernia is well-positioned to provide financing for this massive effort,” said Paul Peters, president of mortgage banking for Hibernia. “Hibernia has mortgage-loan production offices conveniently located in all major hurricane-affected markets in Louisiana, as well as in Texas and on the Mississippi Gulf Coast.” Hibernia has been Louisiana’s residential mortgage leader for nine consecutive years, according to the Mortgage Bankers Association of America.

Hibernia is working diligently with Fannie Mae, Freddie Mac and other housing-finance organizations on the development of innovative home ownership and renovation programs for people in hurricane-impacted markets. “Restoring homes and bringing back neighborhoods are the catalyst for getting businesses to re-open and for the economy to get back on track,” said Peters. “We’ve been in constant contact with all of these housing agencies, working as a team to provide the resources and loan programs necessary to make a positive difference in this massive recovery effort.”

Business Continuity Program Minimizes Disruption

In advance of both hurricanes, Hibernia activated a comprehensive business continuity action program that minimized, and in some cases prevented, disruption of the company’s most critical systems and processes. “Given the magnitude of these two storms — which caused widespread property damage, extensive flooding and power outages — our business continuity program has performed well and succeeded in its goal of minimizing disruption of service to customers,” said Boydstun.

Hibernia has made significant progress in reopening locations and restoring operations in areas affected by the two hurricanes. Of Hibernia’s 326 locations in Louisiana and Texas, only 37 remained closed as of Oct. 20. Of those 37 locations, 26 remained closed primarily due to varying degrees of damage from the hurricanes. Most of the bank’s locations in Jefferson Parish, which borders New Orleans to the west, have reopened. Offices are now open in the French Quarter, Uptown and Algiers sections of New Orleans. Hibernia is assessing areas of hurricane-impacted regions that suffered damage and plans to return to those that are redeveloping.

Summary of Financial Performance

Loans at Sept. 30, 2005, were $16.4 billion, up 6% from $15.5 billion a year earlier. Loans to consumers and businesses considered impacted by the hurricanes accounted for approximately 40% of total loans at Sept. 30, 2005.

Deposits at Sept. 30, 2005, totaled $18.5 billion, up 10% from $16.7 billion a year earlier. Deposits to consumers and businesses considered impacted by the hurricanes accounted for more than half of total deposits at Sept. 30, 2005.

Net interest income for third-quarter 2005 totaled $191.6 million, virtually unchanged from $191.8 million a year earlier.

The third-quarter 2005 net interest margin was 3.69%, down 21 basis points from 3.90% a year earlier. The decline reflects a $5.0-million adjustment to the dealer reserves for automobile financing, resulting from the estimated impact of early termination of automobile loans as a result of hurricane damage to those vehicles. The adjustment negatively impacted the third-quarter 2005 margin by 10 basis points.

Third-quarter 2005 noninterest income totaled $102.8 million, down 1% from a year earlier. Included in third-quarter 2005 was a 3% decrease in service charges on deposits. The decline resulted mainly from the company’s decision to waive certain fees and service charges – including the previously mentioned ATM fees and charges related to insufficient funds in checking accounts – following the hurricanes to help customers and businesses affected by disruption from the disasters.

Noninterest expense for third-quarter 2005 totaled $185.0 million, up 11% from $166.4 million a year earlier. Included in third-quarter 2005 is $2.9 million in salaries and benefits expenses consisting primarily of disaster-relief grants for employees affected by the hurricanes. In the aftermath of the hurricanes, the company has provided financial assistance to help employees with temporary housing and other living expenses, which also contributed to the increase in noninterest expense in third-quarter 2005. Advertising and promotional expense associated with the hurricanes totaled $2.8 million in third-quarter 2005, reflecting the company’s efforts to announce assistance programs, branch re-openings, special services and products to customers and employees. In third-quarter 2005, data processing expenses associated with the hurricanes totaled $1.3 million. Third-quarter 2005 noninterest expense excludes the previously mentioned $11.5 million of capitalized costs necessitated by the hurricane disruption as the company activated its business continuity program and transferred operations to data back-up sites.

Asset quality

Asset-quality results for third-quarter 2005 include the following:

•	Net charge-offs were $21.9 million, up 81% from $12.1 million for third-quarter 2004. The increase was due primarily to charge-offs related to two borrowers in the commercial portfolio. The increase includes $3.8 million of overdraft net charge-offs in third-quarter 2005. Effective first-quarter 2005, overdraft net charge-offs are charged to the reserve for loan losses.

•	The net charge-off ratio was 0.54%, compared to 0.31% a year earlier. By category, net charge-off ratios were: consumer, 0.53%, compared to 0.44%; commercial, 0.65%, compared to a net recovery of 0.06%; and small-business, 0.45%, compared to 0.41%. Overdraft net charge-offs contributed nine basis points to the net charge-off ratio and 14 basis points to the consumer net charge-off ratio.

•	Nonperforming assets at Sept. 30, 2005, were $111.8 million, compared to $75.7 million a year earlier; nonperforming loans were $103.6 million, compared to $64.3 million. The increases were due primarily to the transfer to nonperforming loans of several large credits in the commercial portfolio that were impacted by the hurricanes.

•	The nonperforming asset ratio at Sept. 30, 2005, was 0.68%, compared to 0.49% a year earlier; the nonperforming loan ratio was 0.63%, compared to 0.41%.

•	Loan delinquencies increased to approximately $300 million, or almost 2% of loans at Sept. 30, 2005, compared to $60 million, or 0.4% of loans at June 30, 2005, and $65 million, or 0.4% of loans at Sept. 30, 2004. Delinquencies for third-quarter 2005 were negatively affected by continuing payment interruptions and the short-term disruption of the collections area during the hurricanes.

•	Reserve coverage of nonperforming loans at Sept. 30, 2005, was 388%, compared to 366% a year earlier.

Texas Branch Expansion Continues

Despite the challenges and focus on hurricane issues, Hibernia opened five Texas de novo locations during the first month of the hurricane recovery period, and the company expects to open six more before the end of the year – three in Dallas-Fort Worth and three in Houston. In addition, Hibernia expanded its Texas presence to San Antonio, where it opened a commercial banking office.

Additional Information

Other financial results at Sept. 30, 2005, compared to a year earlier, include the following:

•	Assets: $23.2 billion, up 9% from $21.4 billion.

•	Leverage ratio: 7.86%, compared to 7.46%.

For supplemental financial tables, go to www.hibernia.com/earnings.

Hibernia’s merger into Capital One Financial Corporation is scheduled to close two business days following the Nov. 14, 2005, special meeting of Hibernia shareholders to vote upon the amended merger agreement. The merger is subject to Hibernia shareholders’ approval of the amended agreement and the effectiveness of all necessary regulatory approvals.

Proxy packages for the special meeting have been mailed. Hibernia shareholders who have not received their package should call Mellon Investor Services at 1-800-814-0305 for a duplicate proxy package. The deadline for shareholders to submit their vote by proxy (by telephone or Internet) is Nov. 13, so shareholders who have not received their package should not delay in calling about a duplicate package.

Merger Consideration Election packages allowing shareholders to choose the type of consideration they prefer to receive if the merger of Hibernia and Capital One Financial Corporation is completed also have been mailed. Shareholders who have not received a Merger Consideration Election package should call Computershare at 1-866-469-6745 for a duplicate merger consideration package. The deadline for submitting merger consideration elections is Nov. 11, so shareholders should not delay in calling about a duplicate package if one is needed.

Voting and merger consideration instruction forms have been mailed to participants in the company’s Employee Stock Ownership Plan (ESOP), Retirement Security Plan (RSP) or both. Participants in the plans who have not received that package should call Mellon Investor Services at 1-800-814-0305 for duplicate Voting Instruction Forms and at 1-888-867-6202 for duplicate Merger Consideration Instruction Forms. The deadline to submit these ESOP/RSP forms is Nov. 7, so participants in the plans should not delay in calling about a duplicate package if they do not receive their package.

Hibernia is on Forbes magazine’s list of the world’s 2,000 largest companies and Fortune magazine’s list of America’s top 1,000 companies according to annual revenue. Hibernia has $23.2 billion in assets and 326 locations in 34 Louisiana parishes and 36 Texas counties. Hibernia Corporation’s common stock (HIB) is listed on the New York Stock Exchange.

Additional Information About the Capital One Transaction

In connection with the proposed merger, Capital One has filed with the SEC a post-effective amendment to its Registration Statement on Form S-4 that includes a new proxy statement of Hibernia that also constitutes a prospectus of Capital One, and has filed a definitive proxy statement/prospectus with the SEC. Hibernia has mailed the definitive proxy statement/prospectus to its stockholders. Investors and security holders are urged to read the definitive proxy statement/prospectus regarding the proposed merger, because it contains important information. You may obtain a free copy of the definitive proxy statement/prospectus and other related documents filed by Capital One and Hibernia with the SEC at the SEC’s website at http://www.sec.gov. The definitive proxy statement/prospectus and the other documents also may be obtained for free by accessing Capital One’s website at http://www.capitalone.com under the tab “Investors” and then under the heading “SEC & Regulatory Filings” or by accessing the SEC homepage at www.SEC.gov.

Capital One, Hibernia and their respective directors, executive officers and certain other members of management and employees may be soliciting proxies from Hibernia stockholders in favor of the merger. Information regarding the persons who may, under the rules of the SEC, be considered participants in the solicitation of the Hibernia stockholders in connection with the proposed merger is set forth in the definitive proxy statement/prospectus filed with the SEC. You can find information about Capital One’s executive officers and directors in its definitive proxy statement filed with the SEC on March 21, 2005. You can find information about Hibernia’s executive officers and directors in its definitive proxy statement filed with the SEC on March 15, 2005. You can obtain free copies of these documents from Capital One and Hibernia using the contact information above.

Forward-looking statements

Information in this press release contains forward-looking statements, which involve a number of risks and uncertainties. Any forward-looking information is not a guarantee of future performance and the actual results could differ materially from those contained in the forward-looking information. Among the factors that could cause actual results to differ materially are the following: the impact of property, credit and other losses expected as the result of Hurricane Katrina and Hurricane Rita; the amount of government, private and philanthropic investment, including deposits, in the geographic regions impacted by Hurricane Katrina and Hurricane Rita; the pace and magnitude of economic recovery in the region impacted by Hurricane Katrina and Hurricane Rita; the potential impact of damages from future hurricanes and other storms; an increase or decrease in credit losses (including increases due to a worsening of general economic conditions); financial, legal, regulatory or accounting changes or actions; changes in interest rates; general economic conditions affecting consumer income, spending, repayments and savings; the amount of, and rate of growth in, Hibernia’s expenses (including salaries and associate benefits and marketing expenses); Hibernia’s ability to execute on its strategic and operational plans; the costs and effects of litigation and of unexpected or adverse outcomes in such litigation; continued intense competition from numerous providers of products and services which compete with Hibernia’s business; the risk that Hibernia stockholders may not approve the proposed transaction with Capital One Financial Corporation; and various risks associated with the proposed Capital One transaction in the event Hibernia’s shareholders approve the transaction and it is completed, including: the ability of Capital One and Hibernia to recruit and retain experienced personnel to assist in management and operations; the risk that the businesses of Capital One and Hibernia will not be integrated successfully; the risk that the cost savings and any other synergies from the proposed transaction may not be fully realized or may take longer to realize than expected; disruption from the proposed transaction making it more difficult to maintain relationships with customers, employees or suppliers; and other risk factors listed from time to time in Hibernia’s SEC reports, including, but not limited to, the Quarterly Report on Form 10-Q for the quarter ended June 30, 2005.

FINANCIAL INFORMATION

(Unaudited)

SUMMARY OF OPERATIONS	QUARTER ENDED							NINE MONTHS ENDED
($ in thousands, except per-share data)	September 30 2005	September 30 2004	CHANGE		June 30 2005	CHANGE		September 30 2005	September 30 2004	CHANGE
Interest income	$302,612	$261,558	16%		$296,125	2%		$882,313	$729,497	21%
Interest expense	111,053	69,719	59		96,110	16		292,091	174,695	67

Net interest income	191,559	191,839	—		200,015	(4)		590,222	554,802	6
Provision for loan losses	197,000	12,250	N/M		14,000	N/M		226,700	36,250	525

Net interest income after provision	(5,441)	179,589	(103)		186,015	(103)		363,522	518,552	(30)

Noninterest income:
Service charges on deposits	46,434	48,115	(3)		51,561	(10)		147,850	133,637	11
Card-related fees	18,062	15,994	13		17,718	2		52,360	43,844	19
Mortgage banking	5,287	5,701	(7)		4,923	7		14,841	28,792	(48)
Retail investment fees	5,968	7,887	(24)		7,846	(24)		22,477	23,723	(5)
Trust fees	5,960	5,839	2		5,773	3		17,510	17,892	(2)
Insurance	4,931	4,808	3		5,496	(10)		15,213	14,381	6
Investment banking	6,829	5,017	36		5,602	22		20,291	12,454	63
Other service, collection and exchange charges	5,386	5,585	(4)		6,343	(15)		17,446	16,210	8
Other operating income	3,987	4,992	(20)		5,960	(33)		18,419	14,964	23
Securities gains (losses), net	(58)	153	(138)		527	(111)		1,664	(20,387)	108

Noninterest income	102,786	104,091	(1)		111,749	(8)		328,071	285,510	15

Noninterest expense:
Salaries and employee benefits	98,618	87,347	13		92,286	7		284,131	248,242	14
Occupancy and equipment	24,610	22,035	12		23,424	5		71,179	61,326	16
Data processing	11,032	9,540	16		9,913	11		31,071	28,791	8
Advertising and promotional expense	11,202	8,350	34		8,698	29		29,544	24,431	21
Stationery and supplies, postage and telecommunications	6,985	7,318	(5)		7,318	(5)		21,823	21,316	2
Amortization of purchase accounting intangibles	1,621	1,904	(15)		1,670	(3)		5,034	4,616	9
Foreclosed property expense, net	(317)	(493)	36		22	N/M		(14,789)	(708)	N/M
Other operating expense	31,233	30,350	3		30,940	1		96,288	84,198	14

Noninterest expense	184,984	166,351	11		174,271	6		524,281	472,212	11

Income (loss) before income taxes and minority interest	(87,639)	117,329	(175)		123,493	(171)		167,312	331,850	(50)
Income tax expense (benefit)	(29,632)	40,823	(173)		44,025	(167)		60,323	115,942	(48)
Minority interest, net of income taxes	123	40	208		33	273		(92)	71	(230)

Net income (loss)	$(58,130)	$76,466	(176)%		$79,435	(173)%		$107,081	$215,837	(50)%

Net income (loss) per common share	$(0.37)	$0.50	(174)%		$0.51	(173)%		$0.68	$1.40	(51)%
Net income (loss) per common share—assuming dilution	$(0.37)	$0.49	(173)%		$0.50	(172)%		$0.67	$1.37	(51)%
Return on average assets	(1.04)%	1.44%	(248	)bp	1.44%	(248	)bp	0.64%	1.44%	(80	)bp
Return on average equity	(10.93)%	16.40%	(2,733	)bp	15.64%	(2,657	)bp	6.99%	15.73%	(874	)bp